Exhibit 10.1

TERMINATION OF LEASE

This Termination of Lease (“Agreement”) is made as of August 8, 2008, between Blackmore Signal Hill, a California limited partnership (“Landlord”), and Genoptix, Inc., a Delaware corporation (“Tenant”), who agree as follows:

RECITALS

This Agreement is made with reference to the following facts and objectives:

A.            Landlord and Tenant entered into a Standard Multi-Tenant Office Lease-Gross dated January 30, 2008 (“Lease”), in which Landlord leased to Tenant and Tenant leased from Landlord, certain premises consisting of approximately 12,472 rentable square feet (“Premises”) located at 1555 Faraday Avenue, in the City of Carlsbad, County of San Diego, State of California, which Lease has a term expiring on January 31, 2010. Initially capitalized terms that are used but not otherwise defined herein shall have the meanings given to them in the Lease.

B.            Tenant has entered into a certain Standard Multi-Tenant Office Lease-Gross dated April 14, 2008 (“Aston Lease”) with an affiliate of Landlord, Allen Joseph Blackmore, Trustee of the Blackmore Family Trust, Restated 1995 (“Landlord Affiliate”). Pursuant to paragraph 70 of the Aston Lease, Landlord Affiliate is required to cause the Lease to be terminated on the terms provided therein.

C.            Landlord and Tenant wish to terminate the Lease so that Tenant can vacate the Premises on the Termination Date, and so that Landlord and Tenant can be released and discharged from further performance of the Lease provisions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Termination Date.   The date on which the Lease shall terminate shall be the date (“Termination Date”) that Tenant vacates the Premises and leaves it in the condition specified in Section 7.4(c) of the Lease, which is anticipated to be approximately August 9, 2008. Tenant shall provide Landlord with not less than three (3) business days advance written notice of Tenant’s selected date for vacating the Premises.

2.             Termination of Lease.   Subject to all of the terms and conditions of this Agreement, the Lease is hereby terminated as to all of the Premises effective as of 5:30 p.m. (San Diego, California time) on the Termination Date. On or before the Termination Date, Tenant shall vacate the Premises and return it to Landlord in the condition specified in Section 7.4(c) of the Lease for surrender of the Premises. Each of the parties acknowledges and agrees that (i) in reliance upon that certain letter dated July 14, 2008 from The Blackmore Company to Tenant, Tenant has paid the sum of $29,309.00 in Base Rent with respect to the Premises for August 2008 under the Lease, with the sum of $14,654.50 paid to Landlord and the sum of $14,654.50 paid to Landlord Affiliate, (ii) Tenant shall have no further obligation to pay Base Rent or other charges under the Lease to Landlord, and (iii) Tenant shall not be required to pay any further charges to Landlord Affiliate for occupancy of the Relocation Space (as defined in the Aston Lease) during August 2008. Notwithstanding any provision to the contrary in the Lease, commencing as of September 1, 2008, Tenant shall pay Base Rent to Landlord Affiliate at the rate of $29,309.00 per month, and Tenant shall pay such sum monthly thereafter until the Commencement Date (as defined in the Aston Lease) under the Aston Lease, when such Base Rent payment obligations under the Lease shall terminate.

3.             Compensation to Landlord.   Tenant shall pay Base Rent until the Commencement Date under the Aston Lease as provided above. The release in paragraph 4 shall not be effective to release Tenant until it has vacated the Premises, returned the Premises to the required condition and paid all amounts due hereunder to Landlord as of the Termination Date.

4.             Release of Liability.  Conditioned on the performance by the parties of the provisions of this Agreement, on the Termination Date, all agreements, covenants or obligations of the parties hereto under or in any way arising from the Lease from and after the Termination Date shall be of no further force or effect whatsoever, except (i) as provided in the Lease as surviving termination or expiration of the Lease, including, without limitation, the provisions of Article 8 of the Lease with respect to occurrences prior to the Termination Date or (ii) as constituting a condition to any vacation of the Premises by Tenant which shall survive the termination of the Lease. This Agreement shall otherwise fully and finally settle all demands, charges, claims, accounts, or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that arose out of or in connection with the Lease. The release of liability contained in this Agreement shall not preclude a party from exercising any discovery rights it has against the other party in connection with any civil litigation or arbitration proceedings involving a third party. Each of Landlord and Tenant expressly waives the provisions of California Civil Code 1542 pertaining to the Lease, the Premises and the Building, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

/s/ [ILLEGIBLE]  TENANT’S INITIALS      /s/ [ILLEGIBLE]  LANDLORD’S INITIALS

5.             Security Deposit.    Landlord currently holds a security deposit of $29,309.00. No later than sixty (60) days after Tenant returns the Premises to Landlord in the required condition, Landlord shall reconcile any costs of restoring the Premises to the required condition following Tenant’s return of the Premises to Landlord. Within a reasonable period of time thereafter, Landlord shall provide Tenant with either (i) a refund of any amounts remaining under the security deposit after such reconciliation, or (ii) a statement indicating that Tenant owes additional amounts under the Lease for operating expenses or repairs and Tenant shall pay such statement in full within ten (10) business days of receipt of such statement.

6.             Representations of Parties.  Each party represents that, except as stated herein, it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease, or interest in the Lease, or any claim, demand, obligation, liability, action, or cause of action arising from the Lease.

7.             Voluntary Agreement.   The parties have read this Agreement and the mutual releases contained in it, and upon having the opportunity to seek the advice of and consult with counsel, they have freely and voluntarily entered into this Agreement.

8.             Successors.   This Agreement shall be binding on and inure to the benefit of the parties and their successors.

9.             Further Assurances.   The parties hereto shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the intent of this Agreement.

10.           Attorneys’ Fees.   Should any dispute arise pertaining to this Agreement, the prevailing parties in any litigation shall be entitled, among other things, to recover reasonable attorneys’ fees and costs incurred in connection with such dispute.

11.           Governing Law.   This Agreement is made and entered into at San Diego, California, and shall be interpreted, enforced and governed by and under the laws of California.

12.           Jurisdiction and Venue.   Parties agree that any action, whether judicial action, arbitration, or otherwise, taken to enforce or interpret the terms of this Agreement shall be brought and maintained in San Diego County, California, and in no other place.

13.           Independent Advice.   Parties each acknowledge that they have received independent legal advice with respect to the advisability of making this Agreement, and specifically with respect to the meaning and effect of waiving California Civil Code Section 1542.

14.           Tax Consequences.   The Parties acknowledge and understand that there may be certain tax consequences connected with entering into this Agreement and by executing this Agreement, each party confirms that neither any other party nor any other party’s counsel have made any representations in that regard.

15.           Severance.   If a provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall either be rewritten by the Court to be legal and valid as long as the rewritten provision remains consistent with the intent of the parties expressed herein or deemed to be severed and deleted. Neither such revision nor such severance and deletion shall affect the validity of the remaining provisions.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

17.           Interpretation.   The parties have each agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved by any rule of interpretation providing for interpretation against the parties who cause an uncertainty to exist or against the draftsman.

18.           Authority.   Any person executing this Agreement on behalf of an entity represents and warrants that such entity has approved this Agreement.

19.           Pronouns.   Masculine and/or feminine pronouns shall be substituted for the neuter form and/or vice versa, and the plural shall be substituted for the singular form and/or vice versa, in any place or places herein in which the content requires such substitution or substitutions.

20.           No Oral Modifications.   This Agreement may be amended or modified in writing only, signed by the parties to be charged or bound by such amendment or modification.

IN WITNESS WHEREOF, the undersigned have executed this Termination of Lease as of the date first written above.

LANDLORD:	BLACKMORE SIGNAL HILL, a California limited partnership

	By:	/s/ Allen Joseph Blackmore
Allen Joseph Blackmore, Trustee of the Blackmore Family Trust, Restated 1995
General Partner

TENANT:	GENOPTIX, INC., a Delaware corporation

	By:	/s/ Douglas A. Schuling
		Its:	SVP and CFO

The undersigned hereby executes this Agreement solely for purposes of its acknowledgement of, and agreement to be bound by, the provisions of Section 2 of this Agreement.

LANDLORD AFFILIATE:

/s/ Allen Joseph Blackmore
Allen Joseph Blackmore, Trustee of the Blackmore Family Trust, Restated 1995